Exhibit 12

Sutherland
September ___, 2006

Board of Directors

Mutual of America Investment Corporation

320 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

This letter responds to your request for our opinion concerning the federal income tax consequences of (i) the transfer of substantially all the assets of the Aggressive Equity Fund (the “Target Fund”) of Mutual of America Investment Corporation (the “Company”) to the Small Cap Growth Fund (the “Growth Fund”) and the Small Cap Value Fund (the “Value Fund”) (each of the Growth Fund and the Value Fund will be referred to as an “Acquiring Fund,” and collectively as the “Acquiring Funds”) of the Company in exchange for shares of the Acquiring Funds and the assumption by the Acquiring Funds of the liabilities (if any) of the Target Fund and (ii) the liquidation of the Target Fund. (The transactions described in clause (i) of the previous sentence will be referred to as the “Exchange,” and all of the transactions described in the previous sentence will be referred to as the “Reorganization.”) In rendering our opinion, we have relied solely on the representations and assumptions set forth below and on the facts set forth below or contained in the following documents: (a) the Agreement and Plan of Reorganization adopted by the Company on behalf of the Target Fund and the Acquiring Funds (the “Plan of Reorganization”) and (b) the combined Prospectus/Proxy Statement (the “Prospectus”) of the Company.

We are furnishing this opinion letter solely for the benefit of the Company, including the Target Fund and the Acquiring Funds thereof, the Board of Directors of the Company (the “Board”), and the shareholders of each of those two Funds, and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences of the Reorganization, and we express no opinion regarding any state, local, foreign, or other tax or nontax consequences. Absent your written request, we will revise or update this letter to reflect subsequent changes in law only through the closing date of the Reorganization.

Summary of Relevant Facts

The Company is a Maryland corporation registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company comprises several separate investment portfolios and issues separate

Board of Directors

August ___, 2006

classes of shares of beneficial interests representing ownership interests in each of those portfolios. Among the portfolios of the Company are the Acquiring Funds and the Target Fund. Shares of the Acquiring Funds and the Target Fund are not available for purchase by members of the general public, but are available for purchase only by insurance companies and their separate accounts as the underlying investment medium for owners (the “Contract Owners”) of variable annuity contracts and variable life insurance policies (collectively, the “Contracts”). All shares of the Target Fund and the Acquiring Funds are held by separate accounts (or subaccounts thereof) (the “Separate Accounts”) of Mutual of America Life Insurance Company (“Mutual of America”) and American Life Insurance Company of New York (“American Life”). (Each of Mutual of America and American Life are sometimes referred to herein as an “Insurance Company,” and collectively, as the “Insurance Companies.”)

Mutual of America was originally known as National Health and Welfare Retirement Association, Inc. It was founded in 1945 for the sole purpose of providing retirement and other related benefits and services to non-profit health and social welfare organizations and their employees. The company expanded its scope to include charitable, religious, and educational organizations and governmental entities prior to 1984. In January 1984, the company changed its name to Mutual of America Life Insurance Company, but continued to be restricted by its charter to the non-profit sector. In 1998, after the Taxpayer Relief Act of 1997, the company's charter was amended to permit the company to service the for-profit sector and the entire public.

American Life was a subsidiary of Mutual of America until it was sold to unrelated parties in March 2001. The remaining Contract Owners that have premium allocated to, or that are eligible to allocate premiums to, the American Life Separate Accounts that invest in the Target Fund and the Acquiring Funds are Contract Owners who did not affirmatively elect to transfer to Mutual of America Separate Accounts at or prior to the sale. No new Contract Owners are permitted under the American Life Separate Accounts (though new payments and transfers from current Contract Owners are possible).

The Contracts issued by Mutual of America and American Life specifically list the available subaccounts of the Separate Accounts to which Contract Owners (or, if applicable, plan participants) may allocate premiums. These subaccounts correspond to specific underlying mutual funds in which the subaccounts invest. Following the Reorganization, the Target Fund will cease to exist in accordance with the terms of the Plan of Reorganization. As a result, the subaccounts that currently invest in the Target Fund will no longer be able to invest in such fund following the Reorganization. Therefore, after the Reorganization, the Insurance Companies will not accept any new allocations of premiums to such subaccounts and these subaccounts will cease to be available investment options under the Contracts. The Insurance Companies will notify Contract Owners of the changes to their available investment options.

The Target Fund, the Growth Fund and the Value Fund each has an investment objective of seeking capital appreciation. However, the Target Fund can invest in growth and value stocks in any ratio determined by its investment adviser, while the Growth Fund must invest at least 80% of its assets in growth stocks and the Value Fund must invest at least 80% of its assets in value stocks. As of December 31, 2005, the Target Fund’s assets were divided between value

Board of Directors

August ___, 2006

stocks and growth stocks at a ratio of 52% value stocks to 48% growth stocks. The investment adviser for the Target Fund and the Acquiring Funds is Mutual of America Capital Management Corporation (“Capital Management”), an indirect wholly owned subsidiary of Mutual of America. After the Reorganization, the same respective portfolio management team that currently is responsible for each Acquiring Fund, each member of which is also part of management team responsible for the corresponding segment of the Target Fund, will continue to make the day-to-day investment decisions for that Acquiring Fund.

Pursuant to the proposed Reorganization, the Target Fund will transfer the portion of its portfolio that is invested in value stocks (the “Value Assets”) to the Value Fund and the remaining portion of its portfolio that is invested in growth stocks (the “Growth Assets”) to the Growth Fund. In exchange for the assets received from the Target Fund, each of the Acquiring Funds will assume an allocable portion of the liabilities (if any) of the Target Fund and issue new shares of equal net asset value to the Target Fund. The Target Fund will distribute the shares of the Acquiring Funds to its shareholders. The ratio of the shares of each of the Acquiring Funds to be received by the shareholders will be equal to the ratio of Growth Assets and Value Assets as of the Closing Date (determined at the valuation time as provided in the Prospectus). (For example, if the ratio of Value Assets to Growth Assets on the Closing Date remained 52% Value Assets to 48% Growth Assets, 52% of shares received by the shareholders would be shares of the Value Fund and 48% of the shares received would be shares of the Growth Fund.)

For valid business reasons set forth in the Prospectus, the Board has determined that the proposed Reorganization is in the best interest of the respective shareholders of the Acquiring Funds and the Target Fund. Accordingly, the following Agreement and Plan of Reorganization has been approved by the Board:

(i)         on or as soon as practicable prior to the closing date for the Reorganization (the “Closing Date”), the Target Fund will, if applicable, declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all of its investment company taxable income (computed without regard to any deduction for dividends paid) and realized net capital gain, if any, for the current taxable year through the Closing Date;

(ii)         on the Closing Date, substantially all of the assets of the Target Fund will be transferred to the Acquiring Funds in exchange for shares of the Acquiring Funds and the assumption by the Acquiring Funds of the liabilities (if any) of the Target Fund. The aggregate value of the shares of Acquiring Funds to be issued in this exchange will be equal to the value of the net assets transferred (computed using the valuation procedures set forth in the Company’s then-current prospectus and statement of additional information);

(iii)        as soon as conveniently practicable after the Closing Date, the Target Fund will distribute the shares of the Acquiring Funds received by it

Board of Directors

August ___, 2006

pursuant to the Plan of Reorganization to its shareholders (that is, each of the Insurance Companies) pro rata in proportion to their respective interests;1 and

(iv)        the Target Fund will be completely liquidated.

Representations

Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations have been certified to us by an appropriate authorized officer of the Company or the Insurance Companies:

(a)        The Company is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and each of the Target Fund and the Acquiring Funds (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).2

(b)        Each of the Target Fund and the Acquiring Funds qualified for treatment as a regulated investment company under section 851 (a “RIC”) for its most recent taxable year and will qualify as such for its current taxable year (including the Target Fund’s last short taxable period ending on the Closing Date). Following completion of the Reorganization, each of the Acquiring Funds will qualify as a RIC within the meaning of section 851 for the taxable year in which the Reorganization occurs and, based upon current requirements, intends to qualify as such for all subsequent taxable years.

(c)        The fair market value of the shares of the Acquiring Funds to be received by each shareholder of the Target Fund will be approximately equal to the fair market value of the shares of the Target Fund surrendered in exchange therefor.

(d)        All of the outstanding shares of the Target Fund, regardless of class designation, are voting shares. All of the outstanding shares of the Acquiring Funds, regardless of class designation, are voting shares. All shares issued by the Acquiring Funds in the Reorganization, regardless of class designation, will be voting shares.

(e)        Mutual of America directly or through its Separate Accounts has owned more than 80% of the shares of the Target Fund for at least 2 years and will continue to own more than 80% of such shares through the final liquidating distribution of the Target Fund.

_________________________

1 The distribution will be accomplished by establishing new accounts on the shareholder records of the Acquiring Funds in the name of each Target Fund shareholder, with each new account being credited with the respective pro rata number of shares of the Acquiring Funds due the shareholder based on the relative net asset values per share as of the Closing Date. All shares of Target Fund stock will be redeemed/canceled.

2 Unless otherwise indicated, all section references are to the Code.

Board of Directors

August ___, 2006

(f)         As of the Closing Date, the Target Fund will cease to be a going concern except for completion of the transactions contemplated pursuant to the Plan of Reorganization. Following the final liquidating distribution, the Target Fund will not retain any assets and will be dissolved. The liquidation of the Target Fund and the distribution of the shares of the Acquiring Funds received by the Target Fund in the Exchange will be completed within the current taxable year of the Target Fund.

(g)        No shares or securities of the Acquiring Funds will be issued in connection with the Reorganization for services rendered to or for the benefit of the Acquiring Funds or for indebtedness of the Acquiring Funds.

(h)        The transfer of assets by the Target Fund to the Acquiring Funds is not the result of the solicitation by a promoter, broker, or investment house.

(i)         The Target Fund will not retain any rights in the assets transferred to the Acquiring Funds.

(j)         The adjusted basis and the fair market value of the Value Assets to be transferred by the Target Fund to the Value Fund will be equal to or exceed the sum of the liabilities to be assumed by the Value Fund (within the meaning of section 357(d)). The adjusted basis and the fair market value of the Growth Assets to be transferred by the Target Fund to the Growth Fund will be equal to or exceed the sum of the liabilities to be assumed by the Growth Fund (within the meaning of section 357(d)).

(k)        The liabilities of the Target Fund (including all fixed and contingent obligations to make payments) to be assumed by the Acquiring Funds (within the meaning of section 357(d) or section 358(h)) were incurred in the ordinary course of business and are associated with the assets to be transferred.

(l)         There is no indebtedness between either Acquiring Fund, on the one hand, and the Target Fund, on the other hand, and there will be no indebtedness created in favor of the Target Fund as a result of the Reorganization.

(m)       Neither the Acquiring Funds nor any person related to such funds has any plan or intention to redeem (or acquire) any of the Acquiring Funds’ shares issued in the Reorganization except under their legal obligations under section 22(e) of the 1940 Act.

(n)        Other than the distribution of the Acquiring Funds’ shares by the Target Fund to its shareholders as contemplated pursuant to the Plan of Reorganization, none of the Target Fund or the Insurance Companies has any plan or intention to sell, transfer, or otherwise dispose of the shares of the Acquiring Funds received in the Reorganization other than in connection with their obligations under the Contracts or section 22(e) of the 1940 Act.

Board of Directors

August ___, 2006

(o)        The net asset value of the Value Assets transferred by the Target Fund to the Value Fund (net of all liabilities assumed by the Value Fund) will exceed 80% of the net asset value of the Value Fund immediately after the Exchange. The net asset value of the Growth Assets transferred by the Target Fund to the Growth Fund (net of all liabilities assumed by the Growth Fund) will exceed 80% of the net asset value of the Value Fund immediately after the Exchange. Immediately following the Exchange, more than 80% of the outstanding shares of each Acquiring Fund will be held by the Target Fund.

(p)        Other than shares issued to the Separate Accounts to support variable contracts, the Acquiring Funds have no plan or intention to issue shares to any person other than the Target Fund.

(q)        There is no plan or intention to liquidate the Acquiring Funds or otherwise terminate their existence.

(r)         The Acquiring Funds have no plan or intention to sell or otherwise dispose of any of the portfolio assets transferred to them by the Target Fund other than dispositions made in the ordinary course of their businesses as open-end investment companies.

(s)         None of the Target Fund or the Acquiring Funds is under the jurisdiction of a court in a Title 11 (The United States Bankruptcy Code) or similar case (within the meaning of section 368(a)(3)(A)).

(t)         Prior to the adoption of the Plan of Reorganization, the Target Fund did not redeem any shares of its stock except under its legal obligations under section 22(e) of the 1940 Act.

(u)        The Target Fund will not have negative current or accumulated earnings and profits (as determined pursuant to the Code) prior to the Exchange.

(v)        The Target Fund will designate the portion of its distribution of the shares of the Acquiring Funds that is treated as a dividend within the meaning of section 561 as a capital gain dividend under section 852(b)(3)(C), to the extent permitted by that section.

(w)       Other than expenses solely and directly related to the Reorganization (which may be paid in whole or in part by the Insurance Companies or affiliates thereof), the Acquiring Funds, the Target Fund, the shareholders of the Target Fund, and the Contract Owners or plan participants will pay their respective transaction expenses.

(x)        The Acquiring Funds and the Target Fund are each engaging in the Reorganization for valid business reasons.

(y)        Other than Separate Account No. 1 of Mutual of America, which holds exclusively assets of pension plans qualified under sections 401(a) or 403(a), each of the Separate Accounts that holds shares in the Target Fund or the Acquiring Funds is registered with

Board of Directors

August ___, 2006

the Securities and Exchange Commission as a unit investment trust under the 1940 Act. Each of the Separate Accounts is a segregated asset account under applicable state insurance laws. Each of the Separate Accounts is administered and accounted for as part of the general business of the Insurance Company that owns such Separate Account, but its assets are not chargeable with liabilities arising from the business of any other segregated asset account or any other business that the Insurance Company may conduct. Each of the Separate Accounts (and/or any subaccounts thereof, as the case may be) has held at all times during its existence, and following the Reorganization will continue to hold, only assets supporting variable contracts described in section 817(d) and has satisfied at all times during its existence, and following the Reorganization will continue to satisfy, the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations. Each of the Separate Accounts is (and following the Reorganization will continue to be) properly taxed as part of the operations of the Insurance Company that owns such Separate Account and is not (and following the Reorganization will not be) a separate taxable entity for federal income tax purposes.

(z)         Each of the Target Fund and the Acquiring Funds has been managed at all times during its existence in such a manner as to satisfy the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations, and the Acquiring Funds will continue to be managed in such a manner following completion of the Reorganization.

(aa)       Each of the Contracts qualifies (and will qualify as of the Closing Date) for federal income tax purposes as both (1) a life insurance contract or annuity contract, as applicable, and (2) a variable contract.

(bb)      Other than Contracts described in section 72(s)(5), each of the Contracts that is an annuity contract complies with the requirements of section 72(s).

(cc)       No Contract that is an annuity contract was issued on or before February 28, 1986, to a non-natural person other than an entity that was exempt from federal income tax under section 501(c)(3).

(dd)      Although all of the Contracts permit some changes to be made to the Separate Accounts, including adding additional subaccounts, not all of the Contracts contain language specifically permitting the Insurance Companies to remove subaccounts as available investment options for the Contracts. However, in the instant case where the Company, subject to shareholder vote, has decided to cease the operations of and to liquidate the Target Fund that is owned by subaccounts that are identified as available investment options under the Contracts, an amendment or change to the Contracts is permitted as a matter of necessity.

(ee)       The Contracts: (1) under the circumstances described in representation (dd) above, permit an amendment or change to reflect the transactions anticipated to occur pursuant to the terms of the Reorganization, (2) will not be materially modified under applicable law as a result of the Reorganization, (3) other than the right for Contract Owners or plan participants to allocate premiums among one or more investment companies meeting the requirements of section 817(h) and section 1.817-5 of the Income Tax Regulations, do not permit any Contract

Board of Directors

August ___, 2006

Owner or plan participant to direct or require (nor is there a pre-arranged plan for) an Insurance Company, the Separate Accounts (or the applicable subaccounts thereof), or any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest, to acquire any particular asset or investment (or adopt any particular investment strategy), (4) do not expressly permit Contract Owners or plan participants to communicate directly or indirectly with any investment, officer of an Insurance Company (or its affiliates) or with the investment adviser or sub-adviser for any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest, regarding the selection, quality, or rate of return of any specific investment or group of investments held in a Separate Account (or applicable subaccount thereof) or any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest, and (5) have at all times complied with the safe harbor set forth in Rev. Rul. 2003-91, 2003-2 C.B. 347, except that the number of funds has never been more than 27.

(ff)        Each of the Target Fund and the Acquiring Funds pursues, and at all times during its existence has pursued, a broad investment strategy. Following the Reorganization, the Acquiring Funds will continue to pursue a broad investment strategy. Except for shareholder approvals required by law, Contract Owners or plan participants have not had any involvement with respect to the choice of investment advisers that manage the Target Fund or the Acquiring Funds. All investment decisions concerning the Target Fund and the Acquiring Funds have been made by its investment advisers or sub-advisers in a manner consistent with Rev. Rul. 2003-91, and all investment decisions concerning the Acquiring Funds will continue to be made by the investment advisers or sub-advisers for the Acquiring Funds following the Reorganization in a manner consistent with Rev. Rul. 2003-91. Without limiting the foregoing, each of the Target Fund and Acquiring Funds and their respective officers, employees, and agents at all times during the existence of such funds have complied (and after the Reorganization, each Acquiring Fund and its officers, employees, and agents will continue to comply) with the safe harbor in Rev. Rul. 2003-91.

(gg)       Other than in the case of investors permitted under section 1.817-5(f)(3) of the Income Tax Regulations: (1) all the shares of the Target Fund and the Acquiring Funds are held (and all the shares of the Acquiring Funds will be held) by segregated asset accounts of one or more life insurance companies, and (2) public access to the Target Fund and the Acquiring Funds is and has been available (and public access to the Acquiring Funds will continue to be available) exclusively through the purchase of a life insurance or annuity contract that qualifies as a variable contract under section 817(d).

Opinion

Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the Reorganization:

Board of Directors

August ___, 2006

1.          The Target Fund will not recognize any gain or loss as a result of the transfer of its assets to the Acquiring Funds in exchange for shares of the Acquiring Funds and the assumption by the Acquiring Funds of the Target Fund’s liabilities. Section 351; see also Treas. Reg. §§ 1.351-1(c)(1) and (5) (transfer by one transferor will not result in diversification and will not be considered a transfer to an investment company within the meaning of Section 351(e)(1)).

2.          No gain or loss will be recognized by the Acquiring Funds upon receipt of the Target Fund’s assets solely in exchange for shares of the Acquiring Funds and the assumption of the Target Fund’s liabilities. Section 1032.

3.          The Acquiring Funds’ basis in the assets received from the Target Fund will be the same as the Target Fund’s basis in those assets immediately prior to the Reorganization. Section 362(a).

4.          The Acquiring Funds’ holding period for the transferred assets will include the Target Fund’s holding period therefor. Section 1223(2).

5.          The Target Fund’s aggregate basis in the shares of the Acquiring Funds received in the Exchange will be the same as the aggregate adjusted basis of the assets transferred in the Exchange reduced by the amount of any liabilities of the Target Fund assumed by the Acquiring Funds. Section 358.

6.          The Target Fund’s holding period in the shares of the Acquiring Funds received in the Exchange will include its holding period for the assets transferred in the Exchange, provided such assets were held as capital assets on the Closing Date. Section 1223(l).

7.          To the extent the shares of the Acquiring Funds are distributed by the Target Fund to Mutual of America or its Separate Accounts pursuant to the Reorganization, the Target Fund will not recognize any gain or loss on the distribution of such shares. Section 337(a).

8.          To the extent the shares of the Acquiring Funds are distributed to American Life or its Separate Accounts, the Target Fund will recognize gain or loss on the distribution measured by the difference between the fair market value of the shares distributed and the Target Fund’s adjusted basis in those shares. See section 311(b) and section 1001.

9.          The Target Fund will not have any federal income tax liability as a result of the Reorganization as long as it qualifies as a RIC under section 851 of the Code for its taxable year ending on the Closing Date and makes sufficient distributions to its shareholders for that year in accordance with the timing, notice, and other requirements of the Code relating to RICs. See section 852; see also Section 562(b)(1) (liquidating distribution treated as dividends for purposes of computing the dividends-paid deduction to the extent such distributions are properly chargeable to earnings and profits).

Board of Directors

August ___, 2006

10.        No gain or loss will be recognized by the Contract Owners as a result of the Reorganization. See sections 72, 817(h), 1035, and 7702; see also Rev. Rul. 2003-91, 2003-2 C.B. 347.

* * *

Circular 230 Disclosure

In order to comply with recent Treasury Department regulations, we advise you that (i) this opinion letter was not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer; (ii) this opinion is provided to support the promotion or marketing of the transaction or matters discussed herein; and (iii) readers of this opinion letter other than the named addressees should seek advice regarding the Reorganization based on his, her, or its own particular circumstances from an independent tax adviser.

Sincerely yours,

SUTHERLAND ASBILL & BRENNAN LLP